Exhbit 3.1

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
PROOF ACQUISITION CORP I

PROOF Acquisition Corp I, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST:  That the name of this corporation (the “Corporation”) is PROOF ACQUISITION CORP I.

SECOND:  That the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware on March 16, 2021. An amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on November 29, 2021 (the “Amended and Restated Certificate of Incorporation”).

THIRD: The Board of Directors of the Corporation, by unanimous written consent pursuant to Section 141(f) of the General Corporation Law of the State of Delaware, duly adopted the following amendments to the Certificate of Incorporation:

FOURTH: That the existing definition of “Completion Window” under Section A of the Fifth Article is hereby deleted in its entirety and replaced with the following language:

The “Completion Window” shall mean the period of time commencing on, and including, the closing date of the IPO and ending on the date that is the later of (i) June 3, 2023; or (ii) September 3, 2023, if the Corporation, the Corporation's sponsor, or any of their respective affiliates or designees, has given five days advance notice, and deposited into the Trust Account the lesser of US$480,000 or US$0.12 for each issued and outstanding Public Share on or prior to June 3, 2023; or (iii) if the deposit required by (ii) was made, October 3, 2023, November 3, 2023, or December 3, 2023, as applicable, provided that if the Corporation or the Corporation's sponsor, or any of their respective affiliates or designees, has given five days advance notice prior to September 3, 2023, October 3, 2023, and November 3, 2023, respectively, and deposited into the Trust Account the lesser of US$160,000 or US$0.04 for each issued and outstanding Public Share on or prior to September 3, 2023, October 3, 2023, and November 3, 2023, respectively.

FIFTH:  That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, the holders of more than sixty-five percent (65%) of the outstanding Common Stock of the Corporation entitled to vote thereon voted in favor of the adoption of the amendment to the Certificate of Incorporation. The necessary numbers of shares, as required by statute, were voted in favor of the amendment.

SIXTH:  That said amendment to the Certificate of Incorporation was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of May 22, 2023.

PROOF ACQUISITION CORP I

By:	/s/ John C. Backus, Jr.
Name: John C. Backus, Jr.
Title: Chief Executive Officer